UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2009

U.S. Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-10238 (Commission File Number)	52-1216347 (I.R.S. Employer Identification No.)

40 Tower Lane 1st Floor Avon, CT	06001
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (860) 678-7537

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously reported on January 16, 2008, U.S. Energy Systems, Inc. (the “Company”) and two of its subsidiaries, U.S. Energy Overseas Investments LLC (“Overseas”) and GBGH, LLC (“GBGH”), filed voluntary petitions to commence cases under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  On August 22, 2008, the Company and the two subsidiaries filed Plans of Reorganization (the “Plans”) and the plans continue to remain subject to modification and revision.

On January 23, 2009, US Energy Biogas Corp. (“USEB”), a wholly-owned subsidiary of the Company, and the Biogas Subsidiaries (as defined below) entered into an asset purchase agreement (the “Agreement”) with Silver Point Finance, LLC (“Silver Point”) whereby Silver Point has made a legally binding stalking horse bid, subject to the terms and conditions provided for in the Agreement, to acquire free and clear of all pledges, liens, security interests, encumbrances, claims, options and interests (except as set forth in the Agreement) substantially all of the assets of USEB and the Biogas Subsidiaries, which consist primarily of equity interests in various project subsidiaries (all such assets and interests referred to herein as the “Biogas Assets”). USEB owns and operates nineteen landfill gas to energy projects, including seventeen that generate electricity utilizing landfill gas as fuel and two that sell the landfill gas as an alternative to natural gas. Each of the operating projects is owned in a single purpose entity. Pursuant to the Agreement, Silver Point will acquire the equity ownership interests in all of the underlying operating project entities (other than Oceanside Energy, Inc.) and Silver Point will acquire the operating assets of Oceanside Energy, Inc., thereby acquiring all of the economic value of the Biogas Assets.

 In connection with the Agreement and to effectuate the proposed sale (the “Sale”) of the Biogas Assets to the highest bidder, USEB, the corporate parent, and eight subsidiaries of USEB filed for chapter 11 bankruptcy protection on January 23, 2009.  The filing subsidiaries of USEB are Biogas Financial Corp., Power Generation (Suffolk), Inc., Resources Generating Systems, Inc., Suffolk Biogas, Inc. USEB Assignee, LLC, ZFC Energy, Inc., ZMG, Inc. and Oceanside Energy, Inc. (collectively, the “Biogas Subsidiaries” and together with USEB, the “USEB Debtors”).

The filing of Chapter 11 proceedings by the USEB Debtors should not have any impact on the operation of any of the other project entities or the overall operation of the Biogas Assets, including the payment of trade vendors.

The USEB Debtors (together with the Company, Overseas and GBGH, the “Debtors”) have obtained procedural consolidation and joint administration of their Chapter 11 cases with the Chapter 11 cases of the Company, Overseas, and GBGH.

The Sale contemplated by the Agreement is subject to higher and better bids at an auction and is further subject to the approval of the Bankruptcy Court at a sale hearing.  The proposed auction procedures remain subject to Bankruptcy Court approval.  There can be no assurance that the Debtors will receive, or the Bankruptcy Court will approve, any overbids, that the Bankruptcy Court will approve the final form of the Agreement or that the conditions to closing the Sale set forth in the Agreement will be satisfied.

The purchase price (the “Purchase Price”) to be paid under the Agreement shall be not less than $94,500,000, and shall be payable as follows:

(a) the assumption of the entire amount of the outstanding USEB Indebtedness (as defined in the Agreement), which amount currently is $83,800,00, but is subject to adjustment prior to closing in accordance with the terms of the USEB Indebtedness;

(b) the assumption of the entire outstanding amount owed to Silver Point under a net profits agreement in the amount of $5,800,000, which amount has been fixed solely for purposes of calculating the Purchase Price;

(c) the assumption or release of at least $500,000 of USEO Indebtedness (as defined in the Agreement);

(d) cash in the amount of $100,000 payable to the Company in consideration of providing (i) a general release to Silver Point, (ii) a conveyance of certain partnership interests related to the Biogas Assets, and (iii) assignment to Silver Point of an environmental liability insurance policy held for the benefit of USEB;

(e) the assumption of the reasonable, documented administrative expenses of the Debtors, up to $4,300,000 in the aggregate; and

(f)  the assumption of the remaining assumed liabilities of the USEB Debtors listed in the Agreement.

Assuming the proposed bidding procedures (the “Bidding Procedures”) are approved by the Bankruptcy Court, interested parties may bid on the Biogas Assets up to the bidding deadline of March 9, 2009.  The proposed bidding procedures provide that if the USEB Debtors consummate a competing transaction with a person or an entity other than Silver Point, then the USEB Debtors shall pay to Silver Point a break-up fee of $3,000,000 as set forth in the Agreement.  If more than one qualified bid has been received (in addition to the Agreement), an auction shall be conducted with respect to the Biogas Assets on a date not later than March 12, 2009.  As the proposed bidding procedures call for a $3,000,000 Break-Up Fee payable to Silver Point for their stalking horse offer, plus a $500,000 minimum bid increment, any additional bids would start at $98,000,000.

The foregoing is a summary of the proposed bidding procedures and the Agreement, which summary is qualified in its entirety by the text of the Agreement attached hereto as Exhibit 10.1.

Any questions pertaining to the Chapter 11 filings should be directed to Peter S. Partee Sr. at Hunton & Williams LLP, counsel for the debtors, phone number 212-309-1056.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Asset Purchase Agreement dated January 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ Richard Augustine
Richard Augustine
Chief Accounting Officer

Date:  January 28, 2009

EXHIBIT INDEX

No.	Description

10.1	Asset Purchase Agreement dated January 23, 2009